Coty Inc. Announces that Bart Becht Will Remain as Chief Executive Officer

Provides Leadership Continuity helping Coty to Further Progress Behind its New Strategy

NEW YORK, June 23, 2015 – Coty Inc. (NYSE: COTY) announced today that Bart Becht will remain as Interim Chief Executive Officer of Coty. Mr. Becht will also continue in his role as Chairman of Coty. In connection with this change, Elio Leoni Sceti, who was planned to assume the role of CEO in July, has reconsidered and decided not to join Coty.

Peter Harf, Director and Chairman of the Remuneration and Nomination Committee of Coty commented, “After further discussion, the Coty Board of Directors determined that leadership continuity is critical in ensuring the continued success of Coty’s strategy implementation. We certainly understand Elio’s decision not to join Coty as planned, thank him for his professionalism throughout this process and we wish him all the best in his future endeavors.”

About Coty Inc.

Coty is a leading global beauty company with net revenues of $4.6 billion for the fiscal year ended June 30, 2014. Founded in Paris in 1904, Coty is a pure play beauty company with a portfolio of well-known fragrances, color cosmetics and skin & body care products sold in over 130 countries and territories. Coty's product offerings include such power brands as adidas, Calvin Klein, Chloé, DAVIDOFF, Marc Jacobs, OPI, philosophy, Playboy, Rimmel and Sally Hansen.

For additional information about Coty Inc., please visit www.coty.com.

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